UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   MCLEMORE, DONALD
   4320 International Boulevard, N.W.
   Norcross, GA  30093
2. Date of Event Requiring Statement (Month/Day/Year)
   4-24-00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ISOLYSER COMPANY, INC.
   OREX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, OTI, Division of Isolyser Company, Inc.
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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No securities owned.                       |                      |                |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Stock Option            |(1)      |12/1/09  |Common Stock           |25,000   |$2.8130   |D            |                           |
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Stock Option            |(2)      |5/17/10  |Common Stock           |10,000   |$4.1880   |D            |                           |
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Stock Option            |(3)      |8/9/10   |Common Stock           |129,681  |$2.2500   |D            |                           |
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Stock Option            |(4)      |8/9/10   |Common Stock           |5,319    |$2.2500   |D            |                           |
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Explanation of Responses:
(1) Option vests in four equal installments on each anniversary of the grant date of 12/1/99.
(2) Option vests in four equal installments on each anniversary of the grant date of 5/17/00.
(3) Option vests in four equal installments on each anniversary of the grant date of 8/9/00.
(4) Option vests in four equal installments on each anniversary of the grant date of 8/9/00.
SIGNATURE OF REPORTING PERSON
/s/ Donald McLemore
Donald McLemore
DATE
December 21, 2000